Exhibit 10.2

Monday, March 24, 2008

WITHOUT PREJUDICE

DELIVERED TO:

Brent Willis

Dear Brent;

We are writing to notify you that your employment with Cott is hereby terminated without cause, effective Monday, March 24, 2008. To the extent not defined herein, capitalized terms in this letter shall have the meanings given to them in your Employment Agreement with Cott dated May 16, 2006 (the “Employment Agreement”).

Cott appreciates your contribution to the corporation and with a view to resolving all matters on an amicable basis, has prepared the following severance arrangements:

1.	Date of Termination

The effective date of termination of employment is Monday, March 24, 2008 (the “Termination Date”).

2.	Accrued Salary and Vacation Pay

You will be paid your Base Salary, car allowance and accrued vacation pay to the Termination Date. These payments will be less applicable statutory deductions and withholdings and paid in a lump-sum payment during the next pay period immediately following the Termination Date.

3.	Severance Payment

As outlined in Section 5.2 of your Employment Agreement, we have mutually agreed to a lump-sum payment equal to 2 times your Base Salary, 2 times your Target Bonus, a prorated Target Bonus for the current year and the equivalent value of 136,000 shares of Cott stock, based on closing price on NYSE as of March 20, 2008 (closing price on last day prior to your termination date). You will receive these payments within 30 days of your termination date in accordance with your Employment Agreement and a break down of the payments is shown below.

In lieu of 30 days notice as provided in your Employment Agreement under Section 1.1, we are offering to pay this amount as part of your severance. In the event that you do not accept these terms this letter is to be taken as your notice of termination pursuant to Section 1.1 of your Employment Agreement.

The total payment will be equal to $3,468,733 (three million, four hundred and sixty eight dollars and seven hundred and thirty three dollars) less applicable withholdings, calculated as the sum of the following:

•	Annual Base Salary ($725,000) + Target Bonus ($725,000) x 2 = a total amount of $2,900,000.00

•	Pro-rated Target Bonus equal to 2 months and 24 days: $180,423.00

•	One months full pay in lieu of 30 days notice as per Section 1.1 of your Employment Agreement (includes pro-rated bonus, car allowance and benefits continuation) = $122,334.00

•	Buy Out of Annual Medical Assessment (including tax gross up) = $15,736.00

•	136,000 shares of Cott Stock X $1.84 (closing price on NYSE as of March 20, 2008) = $250,240.00

4.	Long Term Incentive Awards

Your participation in the Performance Share Unit Plan will cease with immediate effect on your Termination Date. The Performance Share Unit (PSU) awards provided to you in 2006 and 2007 will be pro-rated based on your Termination Date plus 1 months notice as detailed below. The prorated PSUs may become payable to you based on the performance goals of the PSU plan being achieved as provided for in the plan, and as approved by the Board. Such payouts will be determined at the end of the performance cycle for each plan and will be payable at the same time that such payouts are made to other participants.

2006 Awards:	2 years and 4 months prorated PSUs equals 95,254 PSU’s

2007 Awards:	1 year and 4 months prorated PSUs equals 42,419 PSU’s

Total PSU Units is equal to 137,673 Units

5.	Benefits

We confirm that, to the extent Cott may do so legally and in compliance with its benefit plans, the following benefits will continue for a period of 25 months (24 months plus 30 days notice) following the Termination Date or until alternative employment is secured that provides comparable benefits: Extended Health Care, Dental and Vision, Basic Life and AD&D and Executive Long Term Care Insurance, and Executive Life Insurance.

6.	Expenses

To the extent that you have incurred any proper travel, entertainment or other business expenses, you will be reimbursed in accordance with Cott’s policy. All expense reports must be submitted within 30 days of your Termination Date.

7.	On Hire Cash Award to Purchase Cott Stock & Share Purchase Plan/401k plan

All of your rights with respect to the cash award provided to you on hire to purchase Cott stock and hold for a minimum of three (3) years will become your property and the holding requirement of 3 years no longer enforced.

All other rights under Cott’s share purchase plans (other than the PSU Plan under which your entitlement shall be as described as above) and other long-term incentive plans, including, without limitation, all rights to unvested shares under the 401k Plan and Employee Share Purchase Plan shall terminate on the Termination Date in accordance with those plans. Rights under these plans that have vested as of the Termination Date will continue in accordance with and subject to the terms of the applicable plans.

8.	No Other Payments

The payments and other entitlements set out in this letter, including the attached schedules, constitute your complete entitlement and Cott’s complete obligations whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract. For greater certainty, we confirm that you are not entitled to any further payment (including any bonus payments), benefits, perquisites, allowances or entitlements earned or owing to you from Cott pursuant to any employment or any other agreement, whether written or oral, whatsoever, all having ceased on the Termination Date without further obligation from Cott. All amounts paid to you pursuant to this letter shall be deemed to include all amounts owing pursuant to the Employment Standards Act, 2000 and any applicable state wage payment or wage collection law, and such payments represent a greater right or benefit than that required under the Employment Standards Act, 2000 and any applicable state wage payment or wage collection law.

9.	Resignation & Release

You will resign as an officer and director of Cott (and any direct and indirect affiliates, subsidiaries and associated companies) with effect as of the Termination Date. In this respect, you agree to execute and deliver the Resignation Notice attached hereto as Schedule “1” and such further documentation as may be required by Cott, in its sole discretion, in order to effect this resignation. You agree to sign the Release Agreement in the form attached as Schedule “2” to this letter, which is a condition precedent to you receiving any severance payments hereunder that are in excess of payments required by statute.

10.	Your Continuing Obligations To Cott

You will continue to abide by all of the provisions of your Employment Agreement through the Termination Date and thereafter following the cessation of your employment including but not limited to those set out in Article 4 of your Employment Agreement, including the Confidentiality, Inventions, Restrictive Covenant, and Non Disparagement provisions contained therein.

(a)	You are required to return to Cott within five (5) business days of the Termination Date all of the property of Cott in your possession or in the possession of your family or agents including, without limitation, wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) dealing with the finances, operations and activities of Cott, its clients, employees or suppliers.

(b)	You will maintain the severance arrangements as set out in this letter, to the extent such arrangements have not otherwise been publicly disclosed, in the strictest confidence and will not disclose them except to your immediate family, or to the extent that such disclosure may be required by law, or to permit you to obtain tax planning, legal or similar advice

(c)	You will agree to cooperate reasonably with Cott, and its legal advisors, at Cott’s request, direction and reasonable cost, in connection with: (i) any Cott business matters in which you were involved during your employment with Cott; or (ii) any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment involving Cott; (iii) effecting routine administrative compliance with respect to any regulatory requirements that were applicable to Cott during the period of your employment; and (iv) completing any further documents required to give effect to the terms set out in this letter with respect to which you have knowledge of the underlying facts.

(d)	You acknowledge that, for greater certainty, neither Cott nor its Affiliates shall be responsible for any damages, taxes, penalties, interest, expenses and any other costs imposed under, in connection with, or related to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to payments and benefits provided pursuant to Section 4 of this letter agreement, provided that Cott complies with the provisions of the PSU plan currently in effect with respect to such payments.

10.	Cott’s Continuing Obligations To You

Cott agrees to continue to abide by all the provisions of your Employment Agreement through the Termination date and thereafter following the cessation of your employment including but not limited to those set forth in Section 5.9 relating to No Litigation or Set-off and Section 6.2 and 6.3 relating to Directors and Officers Liability Insurance and Indemnification.

11.	Taxes

All payments referred to in this letter will be less applicable withholdings and deductions, and you shall be responsible for all tax liability resulting from your receipt of the payment and benefits referred to in this letter, except (i) to the extent that Cott has withheld funds for remittance to statutory authorities, and (ii) to the extent provided otherwise in your Employment Agreement with respect to any tax gross-up payment.

12.	General

(a)	Entire Agreement: The agreement confirmed by this letter and the attached schedules constitutes the entire agreement between you and Cott with reference to any of the matters herein provided or with reference to your employment or office with Cott, or the cessation thereof. All promises, representations, collateral agreements, offers and understandings not expressly incorporated in this letter agreement are hereby superseded and have no further effect.

(b)	Severability: The provisions of this letter agreement shall be deemed severable, and the invalidity or unenforceability of any provision set out herein shall not affect the validity or enforceability of the other provisions hereof, all of which shall continue in accordance with their terms.

(c)

Full Understanding: By signing this letter, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release Agreement attached, and that you fully understand them and their consequences; (ii) you have been advised, through this paragraph, to consult with legal counsel and have obtained such legal or other advice as you consider advisable with respect to this letter agreement, including attachments; (iii) you have consulted with legal counsel regarding the application of Section 409A of the Code to the payments and benefits provided pursuant to this letter agreement; (iv) you are signing this letter voluntarily, without coercion, and without reliance on any representation, express or implied, by Cott, or by any director, trustee, officer, shareholder, employee or other representative of Cott; and (v) you have been provided with the 21-day consideration period and seven-day revocation period described in the attached Release Agreement.

(d)	Arbitration: In the event any dispute arises between you and Cott with respect to the interpretation, effect or construction of any provisions of this Agreement, either Cott or you may refer the matter to final and binding arbitration without right of appeal, pursuant to the Arbitration Act of Ontario, as applicable, for the disputed matters to be determined by an arbitrator that is to be mutually agreed upon, upon written notice to the other, whereupon, subject to the availability of such an arbitrator, the arbitration hearing will commence within 30 days of the said notice, without formality, with the costs of the arbitration to be shared equally between the parties, subject to such order for costs as the arbitrator may determine in his or her sole discretion. The arbitration shall be conducted pursuant to the then-existing rules and regulations of the Arbitration Act of Ontario to the extent not inconsistent with this letter agreement.

(e)	Currency: All dollar amounts set forth or referred to in this letter refer to US currency.

(f)	Governing Law: To the extent the laws of Canada must apply, the agreement confirmed by this letter shall be governed by the Ontario law.

If this offer is acceptable to you once you have had an opportunity to review it, please sign the acknowledgement below to confirm your acceptance of same and return to Abilio Gonzalez at the Tampa Office. If you have any questions regarding the terms set out in this letter, please feel free to contact myself or Abilio Gonzalez.

Yours very truly,

COTT CORPORATION

Per:

/s/ Juan R. Figuereo	/s/ Matthew A. Kane, Jr.

Enclosures: Schedule “1” – Resignation Notice & Schedule “2” – Release Agreement

Acknowledgement and Acceptance

I acknowledge that I have been provided 21 days to review this letter and the attached Release Agreement and Resignation Notice, which I acknowledge is a reasonable period of time, and seven days thereafter to revoke the letter agreement and attached Release Agreement, if I so choose. I also acknowledge that I have been advised, by this paragraph, and have had the opportunity to obtain independent legal advice and that the only consideration for the attached Release Agreement is as referred to in this letter and the Release Agreement. I confirm that no other promises or representations of any kind have been made to me to cause me to sign this acknowledgement and acceptance.

/s/ Brent Willis	7 April 2008
Brent Willis	Date

SCHEDULE “1”

RESIGNATION NOTICE

TO:	COTT CORPORATION

AND TO:	ALL DIRECT AND INDIRECT AFFILIATES, SUBSIDIARIES AND ASSOCIATED COMPANIES THEREOF

AND TO:	ALL DIRECTORS THEREOF

I, Brent Willis confirm my resignation as a director and from all offices held by me of Cott Corporation, including all direct and indirect affiliates, subsidiaries, and associated companies, with effect as of March 24th 2008.

/s/ Brent Willis
Brent Willis

SCHEDULE “2”

RELEASE AGREEMENT

In consideration of the mutual promises, payments and benefits provided for in the annexed Letter Agreement to which this Release Agreement is a Schedule (the “Severance Agreement”), and the release from Brent Willis (the “Employee”) set forth herein, Cott Corporation (the “Corporation”) and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Severance Agreement.

1. The Employee acknowledges and agrees that the Corporation is under no obligation to offer the Employee the payments and benefits set forth in the annexed Severance Agreement, unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2. In consideration of the payment and benefits set forth in the annexed Severance Agreement and the Corporation’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Corporation and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising out of or relating to the Employee’s employment relationship, or position as a director and officer, with the Corporation or its affiliates or the termination or resignation thereof, prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labour Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Corporation. In no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Corporation’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3. The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Corporation or any other Releasee based on any event arising out of the matters released in paragraph 2.

4. Nothing herein shall be deemed to release: (i) any of the Employee’s rights under the Plan; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Corporation or any of its Affiliates; or (iii) any claims that may arise after the date this Release Agreement is executed.

5. In consideration of the Employee’s release set forth in paragraph 2, the Corporation knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Corporation now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Corporation, provided, however, that nothing herein is intended to release any claim the Corporation may have against the Employee for any illegal conduct or arising out of any illegal conduct.

6. The Employee acknowledges that he/she has carefully read and fully understands all of the provisions and effects of the Plan and this Release Agreement. The Employee also acknowledges that the Corporation, by this paragraph and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

7. The Employee acknowledges that he/she has been offered the opportunity to consider the terms of the Letter Agreement and this Release Agreement for a period of at least twenty-one (21) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the Chief People Officer of the Corporation. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.

Dated:

/s/ Brent Willis

Employee Name:

Cott Corporation

Per:

/s/ Matthew A. Kane, Jr.

Name & Title: Matthew A. Kane, Jr. Vice President, General Counsel and Secretary

/s/ Juan R. Figuereo

Name & Title: Juan R. Figuereo Chief Financial Officer